EXHIBIT 99.1



                    OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY
                            Fort Lauderdale, Florida

                    Audited Consolidated Financial Statements
           At December 31, 2005 and 2004 and for the Years Then Ended

     (Together with Report of Independent Registered Public Accounting Firm)







                          INDEX TO FINANCIAL STATEMENTS



Independent Auditors'
Report....................................................................   F-2

Consolidated Balance Sheets, December 31, 2005 and 2004...................   F-3

Consolidated Statements of Earnings
         for the Years Ended December 31, 2005 and 2004 ..................   F-4

Consolidated Statements of Stockholders' Equity
         for the Years Ended December 31, 2005 and 2004...................   F-5

Consolidated Statements of Cash Flows
         for the Years Ended December 31, 2005 and 2004 ..................   F-6

Notes to Financial Statements, December 31, 2005 and 2004
         and for the Years Then Ended ...................................    F-8

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM




OptimumBank Holdings, Inc.
Fort Lauderdale, Florida:

         We have audited the accompanying consolidated balance sheets of OptimumBank Holdings, Inc. and Subsidiary (the "Company") at December 31, 2005 and 2004, and the related consolidated statements of earnings, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company at December 31, 2005 and 2004, and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.


/s/ Hacker, Johnson & Smith PA

HACKER, JOHNSON & SMITH PA
Fort Lauderdale, Florida
March 10, 2006

                    OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEETS
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)


                                                                           DECEMBER 31,
                                                                    -------------------------
                                                                       2005            2004
                                                                    ---------       ---------
    ASSETS

Cash and due from banks .........................................   $     502       $     383
Federal funds sold ..............................................         652           2,840
                                                                    ---------       ---------
              Total cash and cash equivalents ...................       1,154           3,223

Securities held to maturity (fair value approximates $25,096
    and $24,065) ................................................      25,618          24,134
Security available for sale .....................................         243             247
Loans, net of allowance for loan losses of $777 and $628 ........     170,226         128,810
Loans held for sale .............................................          --             509
Federal Home Loan Bank stock ....................................       2,712           1,965
Premises and equipment, net .....................................       4,074           4,114
Accrued interest receivable .....................................       1,030             878
Other assets ....................................................         987             678
                                                                    ---------       ---------
              Total assets ......................................   $ 206,044       $ 164,558
                                                                    =========       =========

    LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
    Noninterest-bearing demand deposits .........................   $     390       $     558
    Savings, NOW and money-market deposits ......................       7,050           8,091
    Time deposits ...............................................     106,624          89,345
                                                                    ---------       ---------
              Total deposits ....................................     114,064          97,994

    Federal Home Loan Bank advances .............................      52,950          37,650
    Other borrowings ............................................      12,950           5,000
    Junior subordinated debenture ...............................       5,155           5,155
    Official checks .............................................       1,593           1,209
    Other liabilities ...........................................         735             522
    Deferred income tax liability ...............................         187             305
                                                                    ---------       ---------
              Total liabilities .................................     187,634         147,835
                                                                    ---------       ---------
Commitments and contingencies (Notes 4, 8 and 15)

Stockholders' equity:
    Common stock, $.01 par value; 6,000,000 shares authorized,
         2,663,775 and 2,650,102 shares issued and outstanding ...         27              27
    Additional paid-in capital ...................................     14,141          14,051
    Retained earnings ............................................      4,249           2,648
    Accumulated other comprehensive income (loss) ................         (7)             (3)
                                                                    ---------       ---------
              Total stockholders' equity .........................     18,410          16,723
                                                                    ---------       ---------
              Total liabilities and stockholders' equity .........  $ 206,044       $ 164,558
                                                                    =========       =========

           See Accompanying Notes to Consolidated Financial Statements

                    OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF EARNINGS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                        YEAR ENDED DECEMBER 31,
                                                                     ----------------------------
                                                                        2005               2004
                                                                     ---------            -------
Interest income:
    Loans........................................................    $   9,928            $ 7,876
                                                                     ---------            -------
    Securities...................................................        1,260                838
    Other........................................................          146                101
                                                                     ---------            -------
              Total interest income..............................       11,334              8,815
                                                                     ---------            -------
Interest expense:
    Deposits  ...................................................        3,700              2,837
    Borrowings...................................................        2,141              1,195
                                                                     ---------            -------
              Total interest expense.............................        5,841              4,032
                                                                     ---------            -------
Net interest income..............................................        5,493              4,783

              Provision for loan losses..........................          149                136
                                                                     ---------            -------
Net interest income after provision for loan losses..............        5,344              4,647
                                                                     ---------            -------
Noninterest income:
    Service charges and fees.....................................           65                129
    Loan prepayment fees.........................................          522                541
    Other........................................................           48                 20
                                                                     ---------            -------
              Total noninterest income...........................          635                690

Noninterest expenses:
    Salaries and employee benefits...............................        1,684              1,577
    Occupancy and equipment......................................          621                468
    Provision for losses on foreclosed assets....................          243                  -
    Data processing..............................................          200                161
    Professional fees............................................          169                161
    Insurance ...................................................           69                 58
    Stationary and supplies......................................           42                 55
    Other........................................................          368                321
                                                                     ---------            -------
              Total noninterest expenses.........................        3,396              2,801
                                                                     ---------            -------
Earnings before income taxes.....................................        2,583              2,536

    Income taxes.................................................          982                966
                                                                     ---------            -------
Net earnings.....................................................    $   1,601            $ 1,570
                                                                     =========            =======

Net earnings per share:
    Basic........................................................    $     .60            $   .60
                                                                     =========            =======
    Diluted......................................................    $     .58            $   .58
                                                                     =========            =======
Dividends per share..............................................    $      --            $     --
                                                                     =========            =======

          See Accompanying Notes to Consolidated Financial Statements.

                    OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                     YEARS ENDED DECEMBER 31, 2005 AND 2004
                             (DOLLARS IN THOUSANDS)

                                                                                                     ACCUMULATED
                                                                                                        OTHER
                                                                                                        COMPRE-
                                                        COMMON STOCK     ADDITIONAL                     HENSIVE          TOTAL
                                          -------------------------       PAID-IN        RETAINED       INCOME        STOCKHOLDERS'
                                            SHARES          AMOUNT        CAPITAL        EARNINGS        (LOSS)         EQUITY
                                          ----------      ---------      ---------      ---------      ---------       ---------

Balance at December 31, 2003 ...........   2,613,501      $      26      $  13,800      $   1,078      $      (4)      $  14,900
                                                                                                                       ---------
Proceeds from sale of common stock .....       1,534             --             15             --             --              15
                                                                                                                       ---------
Proceeds from exercise of common
     stock options .....................      35,067              1            236             --             --             237
                                                                                                                       ---------
Comprehensive income:
     Net earnings ......................          --             --             --          1,570             --           1,570

     Net change in unrealized loss on
         securities available for
         sale ..........................          --             --             --             --              1               1
                                                                                                                       ---------
     Comprehensive income ..............          --             --             --             --             --           1,571
                                          ----------      ---------      ---------      ---------      ---------       ---------

Balance at December 31, 2004 ...........   2,650,102      $      27      $  14,051      $   2,648      $      (3)      $  16,723
                                                                                                                       ---------
Proceeds from sale of common stock .....       1,540             --             16             --             --              16
                                                                                                                       ---------
Proceeds from exercise of common
     stock options .....................      12,133             --             74             --             --              74
                                                                                                                       ---------
Comprehensive income:
     Net earnings ......................          --             --             --          1,601             --           1,601

     Net change in unrealized loss on
         securities available for
         sale ..........................          --             --             --             --             (4)             (4)
                                                                                                                       ---------
     Comprehensive income ..............          --             --             --             --             --           1,597
                                          ----------      ---------      ---------      ---------      ---------       ---------
Balance at December 31, 2005 ...........   2,663,775      $      27      $  14,141      $   4,249      $      (7)      $  18,410
                                          ==========      =========      =========      =========      =========       =========


          See Accompanying Notes to Consolidated Financial Statements.

                    OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                            YEAR ENDED DECEMBER 31,
                                                                                         ----------------------------
                                                                                            2005               2004
                                                                                         ---------           --------
Cash flows from operating activities:
    Net earnings.....................................................................    $   1,601           $  1,570
    Adjustments to reconcile net earnings to net cash provided by operating activities:
         Depreciation and amortization...............................................          258                188
         Provision for loan losses...................................................          149                136
         Provision for losses on foreclosed assets...................................          243                 --
         Net amortization of fees, premiums and discounts............................          164                214
         Deferred income tax benefit.................................................         (118)              (279)
         Repayments of loans held for sale...........................................          509                897
         (Increase) decrease in accrued interest receivable..........................         (152)               346
         Increase in other assets....................................................         (300)              (210)
         Increase in official checks and other liabilities...........................          597              1,084
                                                                                         ---------           --------
                  Net cash provided by operating activities..........................        2,951              3,946
                                                                                         ---------           --------
Cash flows from investing activities:
    Purchases of securities held to maturity.........................................       (7,843)           (11,018)
    Principal repayments and calls of securities held to maturity....................        6,384              3,440
    Net increase in loans............................................................      (42,502)           (17,857)
    Purchase of premises and equipment...............................................         (218)            (2,390)
    Purchase of Federal Home Loan Bank stock.........................................         (747)              (440)
    Proceeds from sale of foreclosed assets, net.....................................          505                 --
                                                                                         ---------           --------
                  Net cash used in investing activities..............................      (44,421)           (28,265)
                                                                                         ---------           --------
Cash flows from financing activities:
    Net increase in deposits.........................................................       16,070             17,250
    Net increase (decrease) in other borrowings......................................        7,950             (3,750)
    Proceeds from sale of common stock...............................................           16                 15
    Net increase in Federal Home Loan Bank advances..................................       15,300              8,150
    Issuance of junior subordinated debenture........................................        -                  5,155
    Proceeds from exercise of common stock options...................................           65                183
                                                                                         ---------           --------
                  Net cash provided by financing activities..........................       39,401             27,003
                                                                                         ---------           --------
Net (decrease) increase in cash and cash equivalents.................................       (2,069)             2,684

Cash and cash equivalents at beginning of the year...................................        3,223                539
                                                                                         ---------           --------
Cash and cash equivalents at end of the year.........................................    $   1,154           $  3,223
                                                                                         =========           ========


                    OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

                                 (IN THOUSANDS)

                                                                                            YEAR ENDED DECEMBER 31,
                                                                                         ----------------------------
                                                                                           2005                2004
                                                                                         ---------           --------
Supplemental disclosure of cash flow information:
  Cash paid during the period for:
         Interest....................................................................    $   5,764           $  4,013
                                                                                         =========           ========
         Income taxes................................................................    $   1,454           $  1,033
                                                                                         =========           ========
    Noncash transactions:
         Change in accumulated other comprehensive income, net
              change in unrealized loss on security available for sale...............    $      (4)          $      1
                                                                                         =========           ========
         Tax benefit from common stock options exercised.............................    $       9           $     54
                                                                                         =========           ========
         Loan reclassified to foreclosed assets......................................    $   3,268           $     --
                                                                                         =========           ========
         Loan made in connection with sale of foreclosed assets......................    $   2,520           $     --
                                                                                         =========           ========
















          See Accompanying Notes to Consolidated Financial Statements.

                    OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

               DECEMBER 31, 2005 AND 2004 AND THE YEARS THEN ENDED


(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
    ORGANIZATION. OptimumBank Holdings, Inc. (the "Holding Company") is a one-bank holding company and owns 100% of OptimumBank (the "Bank"), a state (Florida)-chartered commercial bank (collectively, the "Company"). The Holding Company's only business is the operation of the Bank. The Bank's deposits are insured by the Federal Deposit Insurance Corporation. The Bank offers a variety of community banking services to individual and corporate customers through its three banking offices located in Broward County, Florida.

         The Holding Company was formed on March 23, 2004 and on April 29, 2004, the Bank's stockholders approved a plan of corporate reorganization under which the Bank became a wholly-owned subsidiary of the Holding Company. Effective May 6, 2004, the Bank's stockholders exchanged their common shares for shares of the Holding Company. As a result, all of the previously issued $2.50 par value common shares of the Bank were exchanged for 2,633,310 shares of the $.01 par value common shares of the Holding Company. The Holding Company's acquisition of the Bank has been accounted for as a combination of entities under common control at historical cost, similar to a pooling of interests and, accordingly, the financial data for all periods presented include the results of the Bank.

    BASIS OF PRESENTATION. The accompanying consolidated financial statements include the accounts of the Holding Company and the Bank. All significant intercompany accounts and transactions have been eliminated in consolidation. The accounting and reporting practices of the Company conform to U.S. generally accepted accounting principles and to general practices within the banking industry. The following summarizes the more significant of these policies and practices:

    USE OF ESTIMATES. In preparing consolidated financial statements in conformity with U.S. generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. A material estimate that is particularly susceptible to significant change in the near term relates to the determination of the allowance for loan losses.

    CASH AND CASH EQUIVALENTS. For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash and balances due from banks and federal funds sold, both of which mature within ninety days.

         The Company is required by law or regulation to maintain cash reserves in the form of vault cash or in accounts with other banks. There were no reserve balances required at December 31, 2005 and 2004.

                                                                     (continued)

                    OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED
    SECURITIES. Securities may be classified as either trading, held to maturity or available for sale. Trading securities are held principally for resale and recorded at their fair values. Unrealized gains and losses on trading securities are included immediately in earnings. Held to maturity securities are those which management has the positive intent and ability to hold to maturity and are reported at amortized cost. Available for sale securities consist of securities not classified as trading securities nor as held to maturity securities. Unrealized holding gains and losses, on available for sale securities are reported as a net amount in accumulated other comprehensive income (loss) in stockholders' equity until realized. Gains and losses on the sale of available for sale securities are determined using the specific-identification method. Premiums and discounts on securities available for sale and held to maturity are recognized in interest income using the interest method over the period to maturity.

    LOANS. Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs.

         Commitment fees, and loan origination fees are deferred and certain direct origination costs are capitalized. Both are recognized as an adjustment of the yield of the related loan.

         The accrual of interest on loans is discontinued at the time the loan is ninety days delinquent unless the loan is well collateralized and in process of collection. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

         All interest accrued but not collected for loans that are placed on nonaccrual or charged-off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

    ALLOWANCE FOR LOAN LOSSES. The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.


                                                                     (continued)

                    OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED
     ALLOWANCE FOR LOAN LOSSES, CONTINUED. The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

         The allowance consists of specific and general components. The specific component relates to loans that are classified as either doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management's estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

         A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial real estate, developed land, multi-family real estate and commercial loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral-dependent.

         Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential loans for impairment disclosures.

    FORECLOSED ASSETS. Assets repossessed or acquired by foreclosure or deed in lieu of foreclosure are carried at the lower of estimated fair value or the balance of the loan on the assets at date of acquisition. Costs relating to the development and improvement of assets are capitalized, whereas those relating to holding the assets are charged to expense. Valuations are periodically performed by management and losses are charged to earnings if the carrying value of the assets exceeds its estimated fair value.

    LOANS HELD FOR SALE. Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate. Net unrealized losses are recognized through a valuation allowance by charges to earnings. At December 31, 2004 fair value exceeded book value in the aggregate. The Company had no loans held for sale at December 31, 2005.

                                                                     (continued)

                    OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

(1)   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED
      PREMISES AND EQUIPMENT. Land is stated at cost. Buildings and improvements, furniture, fixtures, equipment, and leasehold improvements are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization expense are computed using the straight-line method over the estimated useful life of each type of asset or lease term, if shorter.

      PREFERRED SECURITIES OF UNCONSOLIDATED SUBSIDIARY TRUST. On September 30,
         2004, the Company acquired the common stock of OptimumBank Holdings Capital Trust I (Issuer Trust), an unconsolidated subsidiary trust. The Issuer Trust used the proceeds from the issuance of $5,000,000 of its preferred securities to third-party investors and common stock to acquire a $5,155,000 debenture issued by the Company. This debenture and certain capitalized costs associated with the issuance of the preferred stock comprise the Issuer Trust's only assets and the interest payments from the debentures finance the distributions paid on the preferred securities. The Company recorded the debenture in "Junior Subordinated Debenture" and its equity interest in the business trust in "Other assets" on the consolidated balance sheets.

         The Company has entered into agreements which, taken collectively, fully and unconditionally guarantee the preferred securities of the Issuer Trust subject to the terms of the guarantee.

         The debenture held by the Issuer Trust currently qualifies as Tier I capital for the Company under Federal Reserve Board guidelines.

      TRANSFER OF FINANCIAL ASSETS. Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

      INCOME TAXES. Deferred income tax assets and liabilities are recorded to reflect the tax consequences on future years of temporary differences between revenues and expenses reported for financial statement and those reported for income tax purposes. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be realized or settled. Valuation allowances are provided against assets which are not likely to be realized.

         The Holding Company and the Bank file a consolidated income tax return. Income taxes are allocated proportionately to the Holding Company and subsidiary as though separate income tax returns were filed.

      ADVERTISING. The Company expenses all media advertising as incurred. Media advertising expense included in other in the accompanying consolidated statements of earnings was approximately $41,000 and $34,000 during the years ended December 31, 2005 and 2004, respectively.

                                                                     (continued)

                    OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED
      STOCK COMPENSATION PLANS. Statement of Financial Accounting Standards
         (SFAS) No. 123, Accounting for Stock-Based Compensation, as amended by SFAS No. 148, Accounting for Stock-Based Compensation Transition and Disclosure (collectively, "SFAS No. 123") encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB No. 25"), whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. The Company accounts for their stock option plans under the recognition and measurement principles of APB No. 25. No stock-based employee compensation cost is reflected in net earnings, as all options granted under those plans had an exercise price which approximated the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net earnings if the Company had applied the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation (in thousands, except per share amounts).

                                                                              YEAR ENDED DECEMBER 31,
                                                                             ------------------------
                                                                                2005           2004
                                                                             ---------      ---------
          Net earnings, as reported.......................................   $   1,601      $  1,570

          Deduct:  Total stock-based employee compensation
              determined under the  fair value based method for all
              awards, net of related tax effect...........................         647            162
                                                                             ---------      ---------
          Proforma net earnings...........................................   $     954      $   1,408
                                                                             =========      =========

          Basic earnings per share:
              As reported.................................................   $     .60      $     .60
                                                                             =========      =========
              Proforma....................................................   $     .36      $     .53
                                                                             =========      =========
          Diluted earnings per share:
              As reported.................................................   $     .58      $     .58
                                                                             =========      =========
              Proforma....................................................   $     .35      $     .52
                                                                             =========      =========

                                                                     (continued)

                    OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED
      STOCK COMPENSATION PLANS, CONTINUED. In order to calculate the fair value of the options granted using the Black-Scholes option pricing model, it was assumed that the risk-free interest rate was 4.4% in 2005 and 5.2% in 2004, there would be no dividends paid by the Company over the exercise period, the expected life of the options would be the entire exercise period and stock volatility was 24% in 2005 and 11% in 2004. For purposes of pro forma disclosures, the estimated fair value is included in expense in the period vesting occurs (in thousands, except per share amounts).

                                                                                 YEAR ENDED DECEMBER 31,
                                                                                  ---------------------
                                                                                   2005       2004
                                                                                  --------     --------
              Grant-date fair value of options issued during the year ..........  $    469     $    427
                                                                                  ========     ========
              Per share value of options at grant date..........................  $   4.57     $   3.43
                                                                                  ========     ========
      EARNINGS PER SHARE. Basic earnings per share is computed on the basis of the weighted-average number of common shares outstanding. Diluted earnings per share is computed based on the weighted-average number of shares outstanding plus the effect of outstanding stock options, computed using the treasury stock method. Earnings per common share have been computed based on the following:

                                                                                   YEAR ENDED DECEMBER 31,
                                                                                   ---------------------
                                                                                     2005        2004
                                                                                   ---------   ---------
             Weighted-average number of common shares outstanding
                  used to calculate basic earnings per common share.............   2,658,848   2,636,324

             Effect of dilutive stock options...................................     102,949      82,388
                                                                                   ---------   ---------
             Weighted-average number of common shares outstanding
                  used to calculate diluted earnings per common share...........   2,761,797   2,718,712
                                                                                   =========   =========

      OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS. In the ordinary course of business the Company has entered into off-balance-sheet financial instruments consisting of commitments to extend credit and undisbursed loans in process. Such financial instruments are recorded in the consolidated financial statements when they are funded.

                                                                     (continued)

                    OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED
      FAIR VALUES OF FINANCIAL INSTRUMENTS. The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company's various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument or may not necessarily represent the underlying fair value of the Company. The following methods and assumptions were used by the Company in estimating fair values of financial instruments disclosed herein:

         CASH AND CASH EQUIVALENTS. The carrying amounts of cash and cash equivalents approximate their fair value.

         SECURITIES. Fair values for securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

         FEDERAL HOME LOAN BANK STOCK. Fair value of the Company's investment in Federal Home Loan Bank stock is based on its redemption value, which is its cost of $100 per share.

         LOANS. For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values for certain fixed-rate mortgage (e.g. one-to-four family residential), commercial real estate and commercial loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for nonperforming loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

         DEPOSIT LIABILITIES. The fair values disclosed for demand, NOW, money-market and savings deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). Fair values for fixed-rate time deposits are estimated using a discounted cash flow calculation that applies interest rates currently being offered on time deposits to a schedule of aggregated expected monthly maturities on time deposits.

         ACCRUED INTEREST. The carrying amounts of accrued interest approximate their fair values.

         FEDERAL HOME LOAN BANK ADVANCES, JUNIOR SUBORDINATED DEBENTURE AND OTHER BORROWINGS. Fair values of Federal Home Loan Bank advances, junior subordinated debenture and other borrowings which consist of securities sold under an agreement to repurchase are estimated using discounted cash flow analysis based on the Company's current incremental borrowings rates for similar types of borrowings.

         OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS. Fair values for off-balance-sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing.

                                                                     (continued)

                    OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED
      COMPREHENSIVE INCOME. Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net earnings. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the consolidated balance sheets, such items along with net earnings, are components of comprehensive income. The only component of other comprehensive income is the net change in unrealized loss on securities available for sale for the years ended December 31, 2005 and 2004.

    RECENT ACCOUNTING PRONOUNCEMENTS. In December 2003, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position ("SOP") 03-3, Accounting for Certain Loans or Debt Securities Acquired in a Transfer. This SOP requires acquired impaired loans for which it is probable that the investor will be unable to collect all contractually required payments receivable to be recorded at the present value of amounts expected to be received. The SOP also prohibits carrying over or creation of valuation allowances in the initial accounting for these loans. The SOP was effective for loans acquired in fiscal years beginning after December 15, 2004. The adoption of this SOP did not impact the Company's consolidated financial position or results of operations.

         In December 2004, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 123 (Revised), Share-Based Payment ("SFAS No. 123(R)"). This Statement replaces SFAS No. 123, Accounting for Stock-Based Compensation ("SFAS No. 123"), and supersedes Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees ("APB No. 25"). SFAS No. 123(R) clarifies and expands SFAS No. 123's guidance in several areas, including measuring fair value, classifying an award as equity or as a liability, accounting for nonsubstantive vesting provisions, and attributing compensation cost to reporting periods. Under the provisions of SFAS No. 123(R), the alternative to use APB No. 25's intrinsic value method of accounting that was provided in SFAS No. 123, as originally issued, is eliminated. Effective January 1, 2006, the Company will begin expensing the fair value of unvested stock options and any future grants of stock options. There were no unvested stock options at December 31, 2005.

         In May 2005, the FASB issued SFAS 154, Accounting Changes and Error Corrections, which replaces APB Opinion No. 20, Accounting Changes, and SFAS 3, Reporting Accounting Changes in Interim Financial Statements An Amendment of APB Opinion No. 28. SFAS 154 changes the requirements for the accounting and reporting of a change in accounting principle. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005.

      RECLASSIFICATIONS. Certain reclassifications of prior year amounts have been made to conform to the current year presentation.
                                                                     (continued)

                    OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

(2)  SECURITIES
    Securities have been classified according to management's intent. The carrying amount of securities and approximate fair values are as follows (in thousands):

                                                                            GROSS           GROSS
                                                         AMORTIZED        UNREALIZED      UNREALIZED        FAIR
                                                           COST             GAINS           LOSSES          VALUE
                                                         --------          --------       ---------       --------
         AT DECEMBER 31, 2005:
           SECURITIES HELD TO MATURITY-
              Mortgage-backed securities.............    $ 25,618          $      2       $    (524)      $ 25,096
                                                         ========          ========       =========       ========
           SECURITY AVAILABLE FOR SALE-
              Mutual fund............................    $    250          $     --       $      (7)      $    243
                                                         ========          ========       =========       ========
         AT DECEMBER 31, 2004:
           SECURITIES HELD TO MATURITY-
              Mortgage-backed securities.............    $ 24,134          $     87       $    (156)      $ 24,065
                                                         ========          ========       =========       ========
           SECURITY AVAILABLE FOR SALE-
              Mutual fund............................    $    250          $     --       $      (3)      $    247
                                                         ========          ========       =========       ========

    There were no securities sold during the years ended December 31, 2005 or 2004.

    Securities with gross unrealized losses at December 31, 2005, aggregated by investment category and length of time that individual securities have been in a continuous loss position, is as follows (in thousands):

                                                               LESS THAN TWELVE MONTHS         OVER TWELVE MONTHS
                                                               ------------------------     ------------------------
                                                                 GROSS                        GROSS
                                                               UNREALIZED        FAIR       UNREALIZED       FAIR
                                                                LOSSES          VALUE        LOSSES          VALUE
                                                               ---------      ---------     ---------      ---------
              SECURITIES HELD TO MATURITY-
                  Mortgage-backed securities..........         $    (218)     $  11,919     $    (306)     $  12,500
                                                               =========      =========     =========      =========
              SECURITY AVAILABLE FOR SALE-
                  Mutual fund.........................         $    -      $     --         $   (7)        $     243
                                                               =========      =========     =========      =========

      Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to
            (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.


                                                                     (continued)

                    OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

(2)  SECURITIES, CONTINUED
      The unrealized losses on investment securities held to maturity were caused by interest rate changes. It is expected that the securities would not be settled at a price less than the par value of the investments. Because the decline in fair value is attributable to changes in interest rates and not credit quality, and because the Company has the ability and intent to hold these investments until a market price recovery or maturity, these investments are not considered other-than-temporarily impaired.

(3) LOANS
    The components of loans are as follows (in thousands):

                                                                                                 AT DECEMBER 31,
                                                                                           --------------------------

                                                                                              2005             2004
                                                                                           ---------        ---------
              Residential real estate...........................................           $  65,016        $  61,070
              Multi-family real estate..........................................              15,135           10,853
              Commercial real estate............................................              54,286           38,064
              Land and construction.............................................              34,760           18,169
              Commercial   .....................................................                 570              581
              Consumer     .....................................................                  43              162
                                                                                           ---------        ---------
              Total loans  .....................................................             169,810          128,899

              Add (deduct):
                  Net deferred loan fees, costs and premiums....................               1,227              637
                  Loan discounts................................................                 (34)             (98)
                  Allowance for loan losses.....................................                (777)            (628)
                                                                                           ---------        ---------
              Loans, net........................................................           $ 170,226        $ 128,810
                                                                                           =========        =========

    An analysis of the change in the allowance for loan losses follows (in thousands):

                                                                                             YEAR ENDED DECEMBER 31,
                                                                                           --------------------------
                                                                                             2005             2004
                                                                                           ---------        ---------
              Beginning balance.................................................           $     628        $     492
              Provision for loan losses.........................................                 149              136
                                                                                           ---------        ---------
              Ending balance....................................................           $     777        $     628
                                                                                           =========        =========

                                                                     (continued)

                    OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

(3) LOANS, CONTINUED
    The following is a summary of information pertaining to impaired and nonaccrual loans (in thousands):

                                                                                                 AT DECEMBER 31,
                                                                                           --------------------------
                                                                                             2005             2004
                                                                                           ---------        ---------
              Impaired loans without a valuation allowance..............................   $      --        $   3,268
              Impaired loans with a valuation allowance.................................          --               --
                                                                                           ---------        ---------
                  Total impaired loans..................................................   $      --        $   3,268
                                                                                           =========        =========
              Valuation allowance related to impaired loans.............................   $      --        $      --
                                                                                           =========        =========
              Total nonaccrual loans....................................................   $      --        $   3,268
                                                                                           =========        =========
              Total loans paid-due ninety days or more and still accruing...............   $      --        $      --
                                                                                           =========        =========

                                                                                             YEAR ENDED DECEMBER 31,
                                                                                           --------------------------
                                                                                              2005             2004
                                                                                           ---------        ---------

              Average investment in impaired loans......................................   $     844        $     928
                                                                                           =========        =========
              Interest income recognized on impaired loans..............................    $     --        $      --
                                                                                           =========        =========
              Interest income recognized on a cash basis on impaired loans..............    $     --        $      --
                                                                                           =========        =========

    During the year ended December 31, 2005 the Company recorded a $243,000 provision for losses on foreclosed assets with respect to one foreclosed residential real estate loan which was also sold during the year ended December 31, 2005 at no additional loss to the Company.

(4)  PREMISES AND EQUIPMENT
    A summary of premises and equipment follows (in thousands):

                                                                                                  AT DECEMBER 31,
                                                                                           --------------------------
                                                                                              2005             2004
                                                                                           ---------        ---------
              Land......................................................................   $   1,371        $   1,371
              Buildings and improvements................................................       2,330            2,187
              Furniture, fixtures and equipment.........................................         853              843
              Leasehold improvements....................................................         109              107
                                                                                           ---------        ---------
                  Total, at cost........................................................       4,663            4,508

                  Less accumulated depreciation and amortization........................        (589)            (394)
                                                                                           ---------        ---------
                  Premises and equipment, net...........................................   $   4,074        $   4,114
                                                                                           =========        =========

                                                                     (continued)

                    OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

(4)  PREMISES AND EQUIPMENT, CONTINUED
    The Company leases one branch facility under an operating lease. The lease contains two five-year renewal options and requires the Company to pay an allowable share of common area maintenance and real estate taxes. Rent expense under operating leases during each of the years ended December 31, 2005 and 2004 was $70,000. At December 31, 2005, the future minimum lease payments are approximately as follows (in thousands):

              YEAR ENDING                               AMOUNT
              -----------                               ------
              2006...................................   $   71
              2007...................................       71
              2008...................................       77
              2009...................................       77
              2010...................................       77
              Thereafter.............................      224
                                                        ------
                                                        $  597
                                                        ======

(5)  DEPOSITS
    The aggregate amount of time deposits with a minimum denomination of $100,000, was approximately $39.9 million and $27.0 million at December 31, 2005 and 2004, respectively.

    A schedule of maturities of time deposits follows (in thousands):

              YEAR ENDING
              DECEMBER 31,                              AMOUNT

                  2006........................................    $  57,194
                  2007........................................       13,968
                  2008........................................       20,934
                  2009........................................       10,576
                  2010........................................        3,952
                                                                  ---------
                                                                  $ 106,624
                                                                  =========

                                                                     (continued)

                    OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

(6) FEDERAL HOME LOAN BANK ADVANCES AND JUNIOR SUBORDINATED DEBENTURE
    The maturities and interest rates on the Federal Home Loan Bank ("FHLB") advances were as follows (dollars in thousands):

               MATURITY                                                                        AT DECEMBER 1,
              YEAR ENDING                          CALL                INTEREST          --------------------------
             DECEMBER 31,                          DATE                  RATE              2005              2004
             ------------                         ------               --------          --------          --------
                  2006......................         --                  4.44%           $  6,300          $     --
                  2006......................         --                  2.44               2,200             2,200
                  2007......................         --                  3.48               2,500             2,500
                  2007......................         --                  3.70               2,000             2,000
                  2008......................        2005                 2.03                 --              3,000
                  2012......................        2007                 4.05               3,000             3,000
                  2013......................        2008                 3.42               2,000             2,000
                  2013......................        2008                 3.09               3,000             3,000
                  2013......................        2008                 2.80               1,950             1,950
                  2013......................        2008                 2.56               3,000             3,000
                  2013......................        2008                 3.44               3,000             3,000
                  2014......................        2007                 3.14               4,000             4,000
                  2014......................        2009                 3.64               8,000             8,000
                  2008......................         --                  4.34               7,000                --
                  2008......................         --                  4.91               5,000                --
                                                                                         --------          --------
                                                                                         $ 52,950          $ 37,650
                                                                                         ========          =========

     Certain of the above advances are callable by the FHLB at the dates indicated.

     At December 31, 2005 and 2004, the FHLB advances were collateralized by a blanket lien on qualifying residential one-to-four family mortgage loans, commercial and multi-family real estate loans and all of the Company's Federal Home Loan Bank stock.

     On September 30, 2004, the Company issued a $5,155,000 junior subordinated debenture to an unconsolidated subsidiary. The debenture has a term of thirty years. The interest rate is fixed at 6.4% for the first five years, and thereafter, the coupon rate will float quarterly at the three-month LIBOR rate plus 2.45%. The junior subordinated debenture, due in 2034, is redeemable in certain circumstances after October 2009.

                                                                     (continued)

                    OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

(7)  OTHER BORROWINGS
    Other borrowings consists of securities sold under an agreement to repurchase. The securities sold under the agreement to repurchase were delivered to the broker-dealer who arranged the transactions. Information concerning the securities sold under an agreement to repurchase is summarized as follows (dollars in thousands):

                                                                                              YEAR ENDED DECEMBER 31,
                                                                                             -------------------------
                                                                                               2005             2004
                                                                                             --------         --------
             Balance at year end........................................................     $ 12,950         $  5,000
             Average balance during the year............................................     $ 10,392         $  7,719
             Average interest rate during the year......................................         3.28%            2.25%
             Maximum month-end balance during the year..................................     $ 12,950         $  8,750
             Securities held to maturity pledged as collateral..........................     $ 15,174         $  5,672

    The maturities and interest rates on securities sold under an agreement to repurchase are as follows (dollars in thousands):

              MATURING                                                  AT DECEMBER 31,
              YEAR ENDE                                 INTEREST   --------------------------
              DECEMBER 31,                                RATE        2005             2004
              ------------                                         ---------         --------
              2005...................................    2.33%     $      --         $  3,000
              2006 ..................................    2.95%         2,000            2,000
              2006 ..................................    4.41%         2,600               --
              2007 ..................................    4.02%         5,350               --
              2007 ..................................    4.85%         3,000               --
                                                                   ---------         --------
                                                                   $  12,950         $  5,000
                                                                   =========         ========

    At December 31, 2005, the Company also had $6 million available under a line of credit. There were no amounts outstanding in connection with this agreement at December 31, 2005.

(8) FINANCIAL INSTRUMENTS
    The estimated fair values of the Company's financial instruments were as follows (in thousands):

                                                                  AT DECEMBER 31, 2005         AT DECEMBER 31, 2004
                                                                -----------------------    ---------------------------
                                                                  CARRYING       FAIR       CARRYING           FAIR
                                                                   AMOUNT       VALUE        AMOUNT            VALUE
                                                                ----------   ----------    ----------        ---------
         Financial assets:
              Cash and cash equivalents.......................  $    1,154   $    1,154    $    3,223        $   3,223
              Securities held to maturity.....................      25,618       25,096        24,134           24,065
              Security available for sale.....................         243          243           247              247
              Loans...........................................     170,226      170,020       129,319          129,376
              Federal Home Loan Bank stock....................       2,712        2,712         1,965            1,965
              Accrued interest receivable.....................       1,030        1,030           878              878

         Financial liabilities:
              Deposit liabilities.............................     114,064      113,283        97,994           98,404
              Federal Home Loan Bank advances.................      52,950       50,793        37,650           38,075
              Other borrowings................................      12,950       12,858         5,000            4,952
              Junior subordinated debenture...................       5,155        5,190         5,155            5,383

                                                                     (continued)

                    OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

(8) FINANCIAL INSTRUMENTS, CONTINUED
    The Company is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments are commitments to extend credit and undisbursed loans in process and may involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the consolidated balance sheet. The contract amounts of these instruments reflect the extent of involvement the Company has in these financial instruments.

    The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and undisbursed loans in process is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance-sheet instruments.

    Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Because some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company, upon extension of credit, is based on management's credit evaluation of the counterparty.

    Commitments to extend credit typically result in loans with a market interest rate when funded. A summary of the amounts of the Company's financial instruments with off-balance-sheet risk at December 31, 2005 follows (in thousands):

                                                                                                       ESTIMATED
                                                                        CONTRACT       CARRYING          FAIR
                                                                         AMOUNT         AMOUNT           VALUE
                                                                       ---------       ========         ========
              Undisbursed loans in process.........................    $     456             --               --
                                                                       =========       ========         ========
              Commitments to extend credit.........................    $  10,015             --               --
                                                                       =========       ========         ========

(9)  CREDIT RISK
    The Company grants the majority of its loans to borrowers throughout Broward and portions of Palm Beach and Miami-Dade Counties, Florida. Although the Company has a diversified loan portfolio, a significant portion of its borrowers' ability to honor their contracts is dependent upon the economy in Broward, Palm Beach and Miami-Dade Counties,
        Florida.

                                                                     (continued)

                    OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

(10)  INCOME TAXES
    Income taxes consisted of the following (in thousands):

                                                                                             YEAR ENDED DECEMBER 31,
                                                                                           --------------------------
                                                                                              2005             2004
                                                                                           ---------        ---------
              Current:
                  Federal.......................................................           $     938        $   1,071
                  State.........................................................                 162              174
                                                                                           ---------        ---------
                           Total current........................................               1,100            1,245
                                                                                           ---------        ---------
              Deferred:
                  Federal.......................................................                 (99)            (246)
                  State.........................................................                 (19)             (33)
                                                                                           ---------        ---------
                           Total deferred.......................................                (118)            (279)
                                                                                           ---------        ---------
                           Total................................................           $     982        $     966
                                                                                           =========        =========

    The reasons for the differences between the statutory Federal income tax rate and the effective tax rate are summarized as follows (dollars in thousands):

                                                                                  YEAR ENDED DECEMBER 31,
                                                                       --------------------------------------------
                                                                                2005                   2004
                                                                       --------------------    --------------------
                                                                                    % OF                    % OF
                                                                                   PRETAX                  PRETAX
                                                                       AMOUNT     EARNINGS     AMOUNT     EARNINGS
                                                                      --------    --------    --------    --------
               Income taxes at statutory rate......................    $    878        34.0%   $    862        34.0%
              Increase resulting from:
                  State taxes, net of Federal tax benefit.........          94         3.6          93         3.7
                  Other...........................................          10          .4          11          .4
                                                                      --------    --------    --------    --------
                                                                      $    982        38.0%   $    966        38.1%
                                                                      ========    ========    ========    ========

                                                                     (continued)

                    OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

(10)  INCOME TAXES, CONTINUED
    The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below (in thousands).

                                                                                               AT DECEMBER 31,
                                                                                           --------------------
                                                                                                2005        2004
                                                                                           --------    --------
              Deferred tax asset:
                  Allowance for loan losses.............................................   $    182    $    126
                  Organizational and preopening costs...................................         --          28
                  Other.................................................................         --           3
                                                                                           --------    --------
                           Deferred tax assets..........................................        182         157
                                                                                           --------    --------
              Deferred tax liabilities:
                  Loan costs............................................................         38          68
                  Accrual to cash adjustment............................................        186         248
                  Premises and equipment................................................        110         129
                  Other.................................................................         35          17
                                                                                           --------    --------
                           Deferred tax liabilities.....................................        369         462
                                                                                           --------    --------
                           Net deferred income tax liability............................   $    187    $    305
                                                                                           ========    ========

(11)  RELATED PARTY TRANSACTIONS
    The Company has entered into transactions with its executive officers, directors and their affiliates in the ordinary course of business. There were no loans to related parties at December 31, 2005 or 2004. At December 31, 2005 and 2004, these same related parties had approximately $1,383,000 and $1,362,000, respectively on deposit with the Company.

(12)  STOCK COMPENSATION
    The Company established an Incentive Stock Option Plan (the "Plan") for officers, directors and employees of the Company and reserved 522,000 shares of common stock for the plan. Both incentive stock options and nonqualified stock options may be granted under the plan. The exercise price of the stock options is determined by the board of directors at the time of grant, but cannot be less than the fair market value of the common stock on the date of grant. The options vest over three and five years. However, the Company's board of directors authorized the immediate vesting of all stock options outstanding as of December 29, 2005 in order to reduce noncash compensation expense that would have been recorded in its consolidated statements of earnings in future years upon adoption of SFAS No. 123R in January 2006. The options must be exercised within ten years from the date of grant. At December 31, 2005, no options were available for grant.

                                                                     (continued)

                    OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

(12)  STOCK COMPENSATION, CONTINUED
    A summary of the activity in the Company's stock option plan is as follows (dollars in thousands, except per share amounts):

                                                                              RANGE OF        WEIGHTED-
                                                                              PER SHARE        AVERAGE      AGGREGATE
                                                              NUMBER OF        OPTION         EXERCISE       OPTION
                                                               OPTIONS          PRICE           PRICE         PRICE
                                                               --------      -----------      ---------       -------
              Outstanding at December 31, 2003............      287,000      $ 5.00-8.20        $  5.72       $ 1,643
              Granted.....................................      124,500            10.00          10.00         1,245
              Exercised...................................      (35,067)       5.00-6.75           5.22          (183)
              Forfeited...................................       (6,000)       6.75-8.20           7.23           (43)
                                                               --------                                       -------
              Outstanding at December 31, 2004............      370,433       5.00-10.00           7.19         2,662
              Granted.....................................      119,500      10.00-12.49          10.21         1,220
              Exercised...................................      (12,133)       5.00-6.75           5.35           (65)
              Forfeited...................................       (3,000)      6.78-10.00           8.33           (25)
                                                               --------                                       -------
              Outstanding at December 31, 2005............      474,800     $ 5.00-12.49        $  7.98       $ 3,792
                                                               ========                                       =======

    The weighted-average contractual lives of the outstanding stock options at December 31, 2005 and 2004 were 98 months and 91 months, respectively. At December 31, 2005, all of the stock options granted under the plan are exercisable.

    Effective January 1, 2002, the Board of Directors adopted a nonemployee director compensation and stock purchase plan under which each outside director is required to purchase Company stock with compensation for board meetings at a price no less than fair market value. A total of 15,000 shares have been authorized for issuance to outside directors under this plan. A total of 1,540 and 1,534 shares of common stock were sold to outside directors under this plan during the years ended December 31, 2005 and 2004, respectively. A total of 9,808 shares are available for issuance at December 31, 2005.

                                                                     (continued)

                    OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

(13) REGULATORY MATTERS
     The Company and the Bank are subject to various regulatory capital requirements administered by the regulatory banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's and the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

     Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and percentages (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2005, the Company and the Bank met all capital adequacy requirements to which they are subject.

     As of December 31, 2005, the most recent notification from the regulatory authorities categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage percentages as set forth in the following tables. There are no conditions or events since that notification that management believes have changed the Bank's category. The Company's and the Bank's actual capital amounts and percentages are also presented in the table (dollars in thousands).

                                                                                                       MINIMUM
                                                                                                      TO BE WELL
                                                                                                   CAPITALIZED UNDER
                                                                    FOR CAPITAL ADEQUACY           PROMPT CORRECTIVE
                                                ACTUAL                    PURPOSES                 ACTION PROVISIONS
                                       ----------------------     -----------------------      -----------------------
                                        AMOUNT           %         AMOUNT            %          AMOUNT           %
                                       --------       -------     --------         ------      --------       --------
     AS OF DECEMBER 31, 2005:
         Total capital to Risk-
           Weighted assets:
              Company...............   $ 24,169         16.45%    $ 11,751          8.00%           N/A          10.00%
              Bank..................     23,891         16.27       11,746          8.00       $ 14,684          10.00
         Tier I Capital to Risk-
           Weighted Assets:
              Company...............     23,392         15.93        5,873          4.00            N/A            N/A
              Bank..................     23,114         15.74        5,874          4.00          8,811           6.00
         Tier I Capital
           to Total Assets:
              Company...............     23,392         11.64        8,247          4.00            N/A            N/A
              Bank..................     23,114         11.50        8,040          4.00         10,050           5.00

                                                                     (continued)

                    OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

(13) REGULATORY MATTERS, CONTINUED

                                                                                                       MINIMUM
                                                                                                      TO BE WELL
                                                                                                   CAPITALIZED UNDER
                                                                    FOR CAPITAL ADEQUACY           PROMPT CORRECTIVE
                                                ACTUAL                    PURPOSES                 ACTION PROVISIONS
                                       ----------------------     -----------------------      -----------------------
                                        AMOUNT           %         AMOUNT            %          AMOUNT           %
                                       --------       -------     --------         ------      --------       --------
     AS OF DECEMBER 31, 2004:
         Total capital to Risk-
           Weighted assets:
              Company...............   $ 22,329         20.68%     $ 8,639          8.00%           N/A          10.00%
              Bank..................     22,207         20.57        8,636          8.00       $ 10,795          10.00
         Tier I Capital to Risk-
           Weighted Assets:
              Company...............     21,701         20.10        4,320          4.00            N/A            N/A
              Bank..................     21,579         19.99        4,318          4.00          6,477           6.00
         Tier I Capital
           to Total Assets:
              Company...............     21,701         13.49        6,433          4.00            N/A            N/A
              Bank..................     21,579         13.42        6,433          4.00          8,041           5.00

(14)  DIVIDENDS
     The Company is limited in the amount of cash dividends that may be paid.
         Banking regulations place certain restrictions on dividends and loans or advances made by the Bank to the Holding Company. The amount of cash dividends that may be paid by the Bank to the Holding Company is based on the Bank's net earnings of the current year combined with the Bank's retained earnings of the preceding two years, as defined by state banking regulations. However, for any dividend declaration, the Company must consider additional factors such as the amount of current period net earnings, liquidity, asset quality, capital adequacy and economic conditions. It is likely that these factors would further limit the amount of dividend which the Company could declare. In addition, bank regulators have the authority to prohibit banks from paying dividends if they deem such payment to be an unsafe or unsound practice.

(15)  CONTINGENCIES
     Various claims also arise from time to time in the normal course of business. In the opinion of management, none have occurred that will have a material effect on the Company's consolidated financial statements.

(16)  SIMPLE IRA
     The Company has a Simple IRA Plan whereby substantially all employees participate in the Plan. Employees may contribute up to 15 percent of their compensation subject to certain limits based on federal tax laws. The Company makes matching contributions equal to the first 3% of an employee's compensation contributed to the Plan. Matching contributions vest to the employee immediately. For the years ended December 31, 2005 and 2004, expense attributable to the Plan amounted to $36,737 and $32,124, respectively.

                                                                     (continued)

                    OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

(17)  HOLDING COMPANY FINANCIAL INFORMATION
     The Holding Company's unconsolidated financial information as of December
         31, 2005 and 2004 and for the years then ended follows (in thousands):

                            CONDENSED BALANCE SHEETS

                                                                              AT DECEMBER 31,
                                                                          ---------------------
                                                                            2005         2004
                                                                          --------     --------
                      ASSETS

              Cash.....................................................   $     35     $    105
              Investment in subsidiary.................................     23,107       21,576
              Other assets ............................................        519          282
                                                                          --------     --------
                  Total assets.........................................   $ 23,661     $ 21,963
                                                                          ========     ========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

              Other liabilities........................................   $     96     $     85
              Junior subordinated debenture............................      5,155        5,155
              Stockholders' equity.....................................     18,410       16,723

                  Total liabilities and stockholders' equity...........   $ 23,661     $ 21,963


                        CONDENSED STATEMENTS OF EARNINGS

                                                                          YEAR ENDED DECEMBER 31,
                                                                          --------     --------
                                                                            2005         2004
                                                                          --------     --------
              Earnings of subsidiary...................................   $  1,848     $  1,651
              Interest expense.........................................       (320)         (86)
              Other expense............................................        (79)         (45)
                                                                          --------     --------
                  Earnings before income tax benefit...................      1,449        1,520

              Income tax benefit.......................................       (152)         (50)
                                                                          --------     --------
                  Net earnings.........................................   $  1,601     $  1,570
                                                                          ========     ========

                                                                     (continued)

                    OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

(17)  HOLDING COMPANY FINANCIAL INFORMATION, CONTINUED


                                           CONDENSED STATEMENTS OF CASH FLOWS

                                                                                             YEAR ENDED DECEMBER 31,
                                                                                            ------------------------
                                                                                              2005             2004
                                                                                            -------          -------
              Cash flows from operating activities:
                  Net earnings.........................................................     $ 1,601          $ 1,570
                  Adjustments to reconcile net earnings to net cash used in
                    operating activities:
                      Equity in undistributed earnings of subsidiary...................      (1,848)          (1,651)
                      Increase in other assets.........................................        (228)            (282)
                      Increase in accrued other liabilities............................          11               85
                                                                                            -------          -------
                      Net cash used in operating activities............................        (464)            (278)
                                                                                            -------          -------
              Cash flow from investing activities:
                      Dividend from subsidiary.........................................         394              150
                      Investment in subsidiary.........................................         (81)          (5,120)
                                                                                            -------          -------
                      Net cash provided by (used in) investing activities..............         313           (4,970)
                                                                                            -------          -------
              Cash flows from financing activities:
                  Issuances of junior subordinated debenture...........................          --            5,155
                  Proceeds from sale of common stock...................................          16               15
                  Proceeds from exercise of common stock options.......................          65              183
                                                                                            -------          -------
                      Net cash provided by financing activities........................          81            5,353
                                                                                            -------          -------
                      Net (decrease) increase in cash..................................         (70)             105

              Cash at beginning of the year............................................         105               --
                                                                                            -------          -------
              Cash at end of year   ..........................................              $    35          $   105
                                                                                            =======          =======